April 29, 2002


IDS Life Insurance Company of New York
20 Madison Avenue Extension
Albany, NY 12203

Gentlemen:

This opinion is furnished in connection with the Post-Effective Amendment No. 2 (Amendment) by IDS Life Insurance Company of New York for the filing of the Flexible Premium Variable Life Insurance Policy ("the VUL-3NY Policy"), File No. 333-44644, under the Securities Act of 1933. The prospectus included on Form S-6 in the Amendment describes the VUL-3NY Policy. I am familiar with the VUL-3NY Policy, the Amendment and the exhibits thereto. In my opinion, the illustrations of Death Benefits, Policy Values, and Surrender Values included in the section of the prospectus entitled "Illustrations", under the assumptions stated in that section, are consistent with the provisions of the VUL-3NY Policy.

I hereby consent to the use of this opinion as an exhibit to the registration statement and to the reference to my name under the heading "Experts" in this prospectus.

Very Truly Yours,



/s/ Mark Gorham
-----------------------------
    Mark Gorham, F.S.A., M.A.A.A.
    Vice President - Insurance Product Development